Exhibit 23.4


                       Consent of Independent Accountants



We consent to the incorporation by reference in the Registration Statement to be filed on Form S-4 of Seacoast Financial Services Corporation of our report dated January 26, 1998, except as to Note 17, which is as of March 23, 1998, relating to the consolidated balance sheets of Sandwich Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Sandwich Bancorp, Inc. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

                                                      /s/ KPMG Peat Marwick LLP




Boston, Massachusetts
September 10, 1998